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                                                        Exhibit 23



        Letterhead of Kenny S&P Evaluation Services
           (a division of J.J. Kenny Co., Inc.)



                       May 27, 1999



Prudential Securities Incorporated
1 New York Plaza
New York, NY  10292

   Re:  Government Securities Equity Trust
        Post-Effective Amendment No. 4
        Government Securities Equity Trust Series 8

Gentlemen:

   We have examined the post-effective Amendment to the Registration Statement File No. 33-56297 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the Trust portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to file a copy of this letter with the Securities and Exchange commission.

                          Sincerely,



                            Frank A. Ciccotto
                            Frank A. Ciccotto
                            Vice President